Exhibit 99.7

LUMENT FINANCE TRUST, INC.

NOTICE TO FOREIGN STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 37,421,825 Shares of Common Stock Issuable Upon Exercise of Transferable Rights

January 18, 2022

Dear Stockholder:

Enclosed for your consideration is a prospectus supplement, dated January 7, 2022 (as amended and supplemented from time to time, the “Prospectus Supplement”), and the accompanying prospectus, dated August 6, 2021 (together with the Prospectus Supplement, the “Prospectus”), relating to the offering by Lument Finance Trust, Inc. (the “Company”) of transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 37,421,825 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Rights will be issued to stockholders of record (the “Record Date Stockholders”) as of 5:00 p.m., New York City time, on January 18, 2022 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on January 19, 2022 and ends at 5:00 p.m., New York City time, on February 11, 2022, unless extended by the Company in its sole discretion (the “Expiration Date”). The Rights are transferable and are expected to be listed for trading on the New York Stock Exchange under the symbol “LFTRT.” The Common Stock is listed on the New York Stock Exchange under the symbol “LFT.” While the dealer managers will use their commercially reasonable efforts to ensure that an adequate trading market for the Rights will exist, no assurance can be given that a market for the Rights will develop. If you are a beneficial owner of shares of Common Stock that are held of record in the name of a broker, bank or other nominee, you should ask that entity to effect the sale of your Rights or the purchase of other Rights that may be available. If you are a stockholder of record, whether you hold certificates evidencing shares of Common Stock directly or you hold shares of Common Stock in book-entry form with the Company's transfer agent, you will need to engage a broker to effect the transactions for you.

As described in the Prospectus, each Record Date Stockholder is entitled to receive 1.5 Rights for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the holder thereof to purchase one new share of Common Stock for every one Right held (the “Primary Subscription”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus as of the Expiration Date. Record Date Stockholders who fully exercise their Rights pursuant to the Primary Subscription will be entitled to subscribe, on the terms and subject to the conditions set forth in the Prospectus, including pro-ration, for additional shares that remain unsubscribed as a result of any unexercised Rights. In addition, any non-Record Date Stockholders who exercise Rights are entitled to subscribe for remaining shares that are not otherwise subscribed for by Record Date Stockholders pursuant to the over-subscription privilege, on the terms and subject to the conditions set forth in the Prospectus. The Company refers to the over-subscription privilege as the “Over-Subscription Privilege.”

The Subscription Price per share will be 92.5% of the volume-weighted average of the sales prices of our shares of Common Stock on the New York Stock Exchange for the five consecutive trading days ending on the Expiration Date; provided the Subscription Price per share will be no less than $3.06, which equals 70% of the book value per share of the Common Stock as of September 30, 2021. Because the subscription price will be determined on the expiration date, rights holders will generally not know the subscription price at the time of exercise. As a result, the Company is requiring that Rights holders who wish to exercise their Rights deliver to the subscription agent (the “Subscription Agent”) the estimated subscription price of $3.58 per share (the “Estimated Subscription Price”) on or before the Expiration Date, except as otherwise indicated in the Section entitled “The Offering—Payment for Shares” in the Prospectus Supplement. In the event that the Subscription Price exceeds the Estimated Subscription Price, an invoice will be sent for any additional amounts due. Payment for such additional amounts, if any, must be made within ten business days after the confirmation date. In the event the Subscription Price is less than the Estimated Subscription Price, the Subscription Agent will mail a refund to exercising Rights holders. No interest will be paid on amounts refunded.

A Rights Holder may not exercise the Primary Subscription or the Over-Subscription Privilege if such exercise of the Rights would result in such Rights Holder beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code of 1986, as amended, more than 9.8% by value or number of shares, whichever is more restrictive, of the Company’s outstanding shares of Common Stock or 9.8% by value or number of shares, whichever is more restrictive, of the Company’s outstanding capital stock, unless such ownership limitation is waived by the Company and does not result in the loss of its status as a real estate investment trust for U.S. Federal income tax purposes.

The Rights will be evidenced by subscription rights certificates (the “Subscription Rights Certificates”). Subscription Rights Certificates will not be mailed to foreign stockholders. The Subscription Agent will hold the Rights to which those Subscription Rights Certificates relate for foreign stockholders’ accounts until instructions are received to exercise the Rights and such stockholders establish to the satisfaction of the Subscription Agent that they are permitted to exercise their Rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their Rights on or prior to the date required for participation in the Rights offering. If no instructions have been received by the Expiration Date, the Subscription Agent will transfer the Rights of foreign stockholders to the dealer managers, who will either purchase the Rights or use their commercially reasonable efforts to sell them. The net proceeds, if any, from the sale of those Rights will be remitted to foreign stockholders. If those Rights are not purchased or sold prior to the expiration of the Rights offering, they will expire. No fractional shares of Common Stock will be issued pursuant to the Rights.

Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Subscription Rights Certificates together with payment for shares or a notice of guaranteed delivery by the Subscription Agent.

Enclosed are copies of the following documents:

1.       the Prospectus;

2.       a letter to the Company’s stockholders, dated January 18, 2022;

3.       a notice of guaranteed delivery; and

4.       a return envelope, addressed to Broadridge Corporate Issuer Solutions, Inc.

Your prompt attention is requested. To exercise Rights, you should notify the Subscription Agent that you wish to exercise your Rights and coordinate payment of the Estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege as indicated in the Prospectus. The Subscription Agent must receive instructions from you on or prior to the Expiration Date.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO ALLIANCE ADVISORS, THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (833) 786-6491 OR VIA EMAIL AT LFT@allianceadvisors.com.

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